Exhibit 99.1
Q2 Holdings Completes Acquisition of PrecisionLender

AUSTIN, Texas (Nov. 1, 2019)—Q2 Holdings, Inc.(NYSE: QTWO), a leading provider of digital transformation solutions for banking and lending, today announced it has completed the acquisition of Lender Performance Group LLC (“PrecisionLender”) in a cash transaction valued at approximately $510 million. Based in Charlotte, North Carolina, PrecisionLender is one of the fastest growing enterprise SaaS providers of data-driven sales enablement, pricing and portfolio management solutions for financial institutions (“FIs”) globally. On Oct. 1, 2019, Q2 announced it had entered into an agreement to acquire PrecisionLender.

The combined company will expand Q2’s corporate banking capabilities and position Q2 as a leader in digital transformation solutions for FIs in the commercial banking space. The acquisition of PrecisionLender solidifies Q2 as a trusted partner capable of designing, delivering and operating complex, end-to-end digital banking transformation solutions. Spanning banking-as-a-service, account onboarding, consumer and corporate digital banking and now loan pricing, fulfillment and servicing, Q2 helps FIs develop deeper client relationships, realize value creation, improve margins and increase overall profitability associated with strategic digital initiatives.

“We are thrilled with the outstanding talent, culture and industry expertise the PrecisionLender team brings to the Q2 family,” said Matt Flake, CEO of Q2. “We are also excited about the potential we have to help our customers improve margins, profitability and the quality of their relationship with their key accounts using our combined data insights and commercial banking solutions.”

“The PrecisionLender team is excited to be a part of Q2 and will continue to operate as it has with additional infrastructure and support from Q2 to advance our product offerings,” said Carl Ryden, co-founder of PrecisionLender. “We are looking forward to joining forces with the amazing talent and culture at Q2.”

Jefferies LLC acted as financial advisor to Q2, and DLA Piper LLP (US) served as Q2’s legal advisor. William Blair & Company, LLC acted as financial advisor to PrecisionLender, and Cozen O’Connor served as PrecisionLender’s legal advisor.

About Q2 Holdings, Inc.
Q2 is a secure, cloud-based digital transformation solutions company headquartered in Austin, Texas. Since 2004, it has been our mission to build stronger communities by strengthening their financial institutions. Our digital banking solutions for deposits, money movement, lending, leasing, security and fraud enable financial institutions to deliver a better financial experience to their account holders. Our bank and credit union customers, along with emerging financial services providers, also benefit from actionable data analytics and access to open technology tools. To learn more about Q2, visit www.q2ebanking.com.

About PrecisionLender

PrecisionLender is modernizing commercial banking. Its sales and coaching platform empowers bankers with actionable, in-the-moment insights, so they win better deals and build strong, more profitable relationships. Andi®, PrecisionLender’s digital enterprise coach, augments banker strengths and intelligence with the latest technology and data, delivering the best recommendations at exactly the right time. 13,000+ bankers at approximately 150 banks—ranging from under $1B to over $1T in assets—use PrecisionLender’s solution. Set your bank apart with PrecisionLender’s applied banking insights. Visit http://www.precisionlender.com to learn more.

Forward-looking Statements
This press release contains forward-looking statements, including statements about PrecisionLender’s growth potential; the ability to combine PrecisionLender’s solutions with Q2’s solutions to successfully expand Q2’s corporate banking capabilities and position Q2 as the leader in digital transformation solutions for commercial banking; Q2’s ability to deliver digital banking transformation solutions; the ability of PrecisionLender to allow Q2 to help FIs develop deeper client relationships, realize value creation, improve margins and increase overall profitability associated with strategic digital initiatives; the ability to leverage the data of PrecisionLender to create new and innovative solutions and results; the ability to sell the PrecisionLender solutions and retain existing customers and the ability to combine the personnel of Q2 and PrecisionLender. The forward-looking statements contained in this press release are based upon current plans, estimates and expectations and are not a representation that such plans, estimates or expectations will be achieved. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) risks related to our ability to successfully integrate PrecisionLender and its technology and personnel; (b) risks related to the execution of our plans, strategies and forecasts, including with respect to our commercial banking capabilities and offerings; (c) risks related to our and PrecisionLender’s customers’ reactions to the transaction and continued and future acceptance and demand for our respective solutions; (d) risks that the PrecisionLender business does not continue to perform after the completion of the transaction or that we are unable to realize additional opportunities for growth and innovation; (e) risks that we don’t successfully integrate and retain key PrecisionLender personnel and (f) other risks and potential factors that could affect our business and financial results identified in Q2’s filings with the Securities and Exchange Commission. These filings are available on the SEC Filings section of the Investor Relations section of Q2’s website at http://investors.q2ebanking.com/. These forward-looking statements represent Q2’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Q2 disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Media Contact
Q2 Holdings, Inc.
Beth Williams
O: (512) 682-4285
beth.williams@q2ebanking.com

Investor Contact
Q2 Holdings, Inc.
Josh Yankovich
O: (512) 682-4463
josh.yankovich@q2ebanking.com